Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Video Display Corporation

Tucker, Georgia

We have reviewed the condensed consolidated balance sheet of Video Display Corporation as of November 30, 2004, and the related condensed consolidated statements of income and comprehensive income for the three-month and nine-month periods ended November 30, 2004 and 2003, and cash flows for the nine-month periods ended November 30, 2004 and 2003 included in the accompanying Securities and Exchange Commission Form 10-Q for the period ended November 30, 2004. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight  Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet of Video Display Corporation as of February 29, 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated May 14, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of February 29, 2004 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ BDO Seidman, LLP

Atlanta, Georgia
January 13, 2005

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